Exhibit 3.51

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 11/09/1995
950260994 - 2560599

CERTIFICATE OF INCORPORATION

OF

AMERICAN CARLE, INC.

1.                                      NAME

The name of this corporation is American Cable, Inc. (the “Corporation”).

2.                                      REGISTERED OFFICE AND AGENT

The registered office of the Corporation shall be located at 1013 Centre Road, Wilmington, Delaware 19805 in the County of New Castle. The registered agent of the Corporation at such address shall be Corporation Service Company.

3.                                      PURPOSE AND POWERS

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”). The Corporation shall have all power necessary or helpful to engage in such acts end activities.

4.                                      CAPITAL STOCK

4.1. Authorized Shares

The total number of shares of all classes of stock that the Corporation shall have the authority to issue is one thousand (1,000) shares. All of such shares shall be Common Stock, all of one class, having a par value of $0.01 per share (“Common Stock”).

4.2. Common Stock

4.2.1. Relative Rights

The Common Stock shall be subject to all of the rights, privileges, preferences and priorities of any Preferred Stock as set forth in the certificate of designations filed to establish the respective series of Preferred Stock. Each share of Common Stock shall have the same relative rights as and be identical in all respects to all the other shares of Common Stock.

4.2.2.                                 Dividends

Whenever there shall have been paid, or declared and set aside for payment, to the holders of shares of any class of stock having preference over the Common Stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement payments, if any, to which such holders are respectively entitled in preference to the Common Stock, then dividends may be paid on the Common Stock and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends thereon, but only when and as declared by the Board of Directors of the Corporation.

4.2.3. Dissolution, Liquidation, Winding Up

In the event of any dissolution, liquidation, or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock shall become entitled to participate in the distribution of any assets of the Corporation remaining after the Corporation shall have paid, or set aside for payment, to the holders of any class of stock having preference over the Common Stock in the event of dissolution, liquidation or winding up the full preferential amounts (if any) to which they are entitled.

4.2.4. Voting Rights

Each holder of shares of Common Stock shall be entitled to attend all special and annual meetings of the stockholders of the Corporation and, share for share and without regard to class, together with the holders of all other classes of stock entitled to attend such meetings and to vote (except any class or series of stock having special voting rights), to cast one vote for each outstanding share of Common Stock so held upon any matter or thing (including, without limitation, the election of one or more directors) properly considered and acted upon by the stockholders.

4.3. Preferred Stock

The Board of Directors is authorized, subject to limitations prescribed by the Delaware General Corporation Law and the provisions of this Certificate of Incorporation, to provide, by resolution and by filing a certificate of designations pursuant to the Delaware General Corporation Law, for the issuance of the shares of Preferred Stock in series, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and other rights of the shares of each such series and to fix the qualifications, limitations and restrictions thereon.

The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following: (1) the number of shares constituting that series and the distinctive designation of that series; (2) the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series; (3) whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights; (4) whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine; (5) whether or not the shares of that series shall be redeemable, and, if so, the terms and condition of such redemption, including the dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; (6) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund; (7) ‘ the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and (8) any other relative powers, preferences, and rights of that series, and qualifications, limitations or restrictions on that series.

5.                            5. INCORPORATOR; INITIAL DIRECTORS

5.1. Incorporator

6.1. Incorporator

The name and mailing address of the incorporator (the Incorporator”) Sonya L. Reed located at               MI Centre Road, Wilmington, Delaware 19805. The powers of the Incorporator shall terminate upon the filing of this Certificate of Incorporation.

5,2. Initial Directors

The following person, having the following mailing address, shall serve as the director of the Corporation until the first annual meeting of the stockholders of the Corporation or until his successor is elected and qualified:

NAME	MAILING ADDRESS

Campbell B. Lanier, III	1239 O.G. Skinner Drive
West Point, Georgia 31833

6.                    BOARD OF DIRECTORS

6.1. Number; Election

The number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the bylaws of the Corporation. Unless and except to the extent that the bylaws of the Corporation shall otherwise require, the election of directors of the Corporation need not be by written ballot.

6.2 Limitation of Liability

No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) for the types of liability set forth in Section 174 of the Delaware General Corporation Law; or (d) for any transaction from which the director received any improper personal benefit.

7. INDEMNIFICATION

To the extent permitted by law, the Corporation shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer or employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director or officer or employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

The Corporation may advance expenses (including attorneys’ fees) incurred by a director or officer in advance of the final disposition of such action, suit or proceeding upon the receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to indemnification.

The Corporation may advance expenses (including attorneys’ fees) incurred by an employee or agent in advance of the final disposition of such action, suit or proceeding upon such terms and conditions, if any, as the Board of Directors deems appropriate.

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8.                          AMENDMENT OF BYLAWS

In furtherance and not in limitation of the powers conferred by the Delaware General Corporation Law, the Board of Directors of the Corporation is expressly authorized and empowered to adopt, amend and repeal the bylaws of the Corporation.

IN WITNESS WHEREOF, the undersigned, being the Incorporator hereinabove named, for the purpose of forming a corporation pursuant to the Delaware General Corporation Law, hereby certifies that the facts hereinabove stated are truly set forth, and accordingly executes this Certificate of Incorporation this 9th day of November, 1995.

Incorporator

STATE OF DELAWARE

SECRETARY OF STATE

DIVISION OF CORPORATIONS

FILED 09:00 AM 06/11/1997

971192925 - 2560599

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
AMERICAN CABLE, INC.

AMERICAN CABLE, INC. (the “Corporation”), a corporation organized and existing under the General Corporation law of the State of Delaware, does hereby certify as follows:

FIRST: That in accordance with the requirements of Section 242 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation, acting by written consent signed by all of the directors of the Corporation pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, duly adopted resolutions: (1) proposing and declaring advisable changing the name of the Corporation to “KNOLOGY of Columbus, Inc.”; (2) proposing and declaring advisable the amendment of the Certificate of Incorporation of the Corporation to reflect such name change; and (3) recommending that such name change and amendment be submitted to the sole stockholder of the Corporation for its consideration, action and approval.

SECOND: That the amendment to the Certificate of Incorporation of the Corporation is as follows:

Section “1.” of the Certificate of Incorporation is hereby amended in its entirety as follows:

1. NAME

The name of this corporation is KNOLOGY of Columbus, Inc. (the “Corporation”).

SECOND: That thereafter, pursuant to resolution of the Board of Directors, the sole stockholder of the Corporation, acting by written consent in accordance with Section 228 and 229 of the General Corporation Law of the State of Delaware, duly approved such name change and the aforesaid amendment to the Certificate of Incorporation of the Corporation to reflect such name change.

THIRD: That the aforesaid amendment to the Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Sections 141(f), 228, 229 and 242 of the General Corporation Law of the State of Delaware.

FOURTH: That upon this Certificate of Amendment of Certificate of Incorporation of American Cable, Inc. becoming effective, the name of the Corporation shall be changed to KNOLOGY of Columbus, Inc.

IN WITNESS WHEREOF, American Cable, Inc. has caused this Certificate of Amendment of Certificate of Incorporation of American Cable, Inc. to be duly signed by William Morrow, its President, on June 11, 1997.

AMERICAN CABLE, INC.

William E. Morrow
President

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